Exhibit 8.1

Skadden, Arps, Slate, Meagher & Flom LLP

333 West Wacker Drive

Chicago, Illinois 60606

Tel: (312) 407-0700

Fax: (312) 407-0411

http://www.skadden.com

July 8, 2008

O’Reilly Automotive, Inc.

233 South Patterson

Springfield, Missouri 65802

Re:	CSK Auto Corporation Merger

Ladies and Gentlemen:

We have acted as special counsel to O’Reilly Automotive, Inc., a Missouri corporation (“O’Reilly”), in connection with: (i) the offer to exchange (x) between 0.3673 and 0.4285 of a share of common stock of O’Reilly and (y) $1.00 in cash, subject to reduction, for each share of common stock and the associated common stock purchase rights of CSK Auto Corporation, a Delaware corporation (“CSK”) (the “Offer”); (ii) the subsequent merger (the “Merger”) of OC Acquisition Company, a Delaware corporation (“Merger Sub”) and an indirect wholly-owned subsidiary of O’Reilly, with and into CSK, with CSK surviving as an indirect wholly-owned subsidiary of O’Reilly (the “Surviving Corporation”); and (iii) the potential merger of the Surviving Corporation with and into OC Holding Company, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of O’Reilly (the “LLC”), with the LLC surviving such merger (the “LLC Merger”), all pursuant to the Agreement and Plan of Merger dated as of April 1, 2008, by and among O’Reilly, Merger Sub, and CSK, as amended through the date hereof (as amended, the “Merger Agreement”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the registration statement on Form S-4 filed by O’Reilly with the Securities and Exchange Commission (the “SEC”) on June 11, 2008, as amended on June 20, 2008 and as further amended through the date hereof (the “Registration Statement”), (iii) the representation letters delivered by O’Reilly, Merger Sub, the LLC, and CSK to us for the purposes of this opinion (the “Representation Letters”) and (iv) such other

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July 8, 2008

documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have assumed that statements as to factual matters contained in the Merger Agreement and the Registration Statement are true, correct and complete and will continue to be true, correct and complete through the Effective Time, the effective time of the LLC Merger (if any) and thereafter, as applicable.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that the Merger Agreement and such other documents, certificates, and records are, and will continue to be, duly authorized, valid, and enforceable. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of O’Reilly, Merger Sub, the LLC, and CSK, including the Representation Letters, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.

In rendering our opinion, we have assumed that (i) the Offer, the Merger and the LLC Merger (if any) will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement and that none of the material terms or conditions contained therein have been or will be waived or modified in any respect, (ii) the Merger will occur in the ordinary course after completion of the Offer, (iii) the LLC Merger will occur immediately (or as soon as practicable) after the Merger if necessary to preserve the intended tax treatment of the Offer and the Merger as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (iv) the Merger Agreement, the Registration Statement and such other documents and records as we have considered accurately reflect all the material facts relating to the Offer, the Merger and the LLC Merger (if any) and (v) the Registration Statement accurately describes the business operations and the anticipated future operations of O’Reilly and, if the LLC Merger does not occur, CSK. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations and warranties provided or made by O’Reilly, Merger Sub, the LLC, and CSK. Any change or

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July 8, 2008

inaccuracy of such facts (including those events occurring after the Effective Time and the effective time of the LLC Merger (if any)) could affect the conclusions stated herein.

Our opinion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon and subject to the foregoing, we are of the opinion that under current United States federal income tax law, the Offer, the Merger and the LLC Merger (if any) together will constitute a “reorganization” within the meaning of section 368(a) of the Code.

Except as set forth above, we express no other opinion. This letter has been prepared for you solely in connection with the Offer, the Merger and the LLC Merger (if any). This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the use of our name in the Registration Statement under the headings “THE OFFER—Conditions to the Offer—Tax Opinion Condition” and “THE OFFER—Material United States Federal Income Tax Considerations.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/S/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP